Exhibit 3.1

THE COMPANIES LAW (2003 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

GLOBALSANTAFE CORPORATION

(Adopted by Special Resolution of the

Shareholders effective November 20, 2001;

Amended by Special Resolutions of the Shareholders

effective June 9, 2004)

[Table of Contents Added for Convenience; Not Part of Official/As Filed Document]

I.	INTERPRETATION	1
II.	CERTIFICATES FOR SHARES	3
III.	ISSUE OF SHARES	4
IV.	ORDINARY SHARES	4
V.	OTHER CLASSES OR SERIES OF SHARES	5
VI.	VARIATION OF RIGHTS OF SHARES	6
VII.	REPURCHASE OF ORDINARY SHARES	6
VIII.	TRANSFER OF SHARES	7
IX.	NON-RECOGNITION OF TRUSTS OR OTHER EQUITABLE OWNERSHIP	7
X.	TRANSMISSION OF SHARES	7
XI.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION, CHANGE OF LOCATION OR REGISTERED OFFICE & ALTERATION OF CAPITAL	8
XII.	CLOSING REGISTER OF SHAREHOLDERS OR FIXING RECORD DATE	9
XIII.	GENERAL MEETING	9
XIV.	NOTICE OF GENERAL MEETINGS	10
XV.	PROCEEDINGS AT GENERAL MEETINGS	10
XVI.	PROXIES	12
XVII.	DIRECTORS	13
XVIII.	POWERS AND DUTIES OF DIRECTORS	15
XIX.	COMMITTEES	17
XX.	PROCEEDINGS OF DIRECTORS	19
XXI.	VACATION OF OFFICE OF DIRECTOR	20
XXII.	CERTAIN BUSINESS COMBINATIONS	20
XXIII.	SEAL	21
XXIV.	OFFICERS	21
XXV.	DIVIDENDS AND RESERVES	22
XXVI.	CAPITALIZATION	22

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XXVII.	INDEMNITY AND LIMITATION OF LIABILITY	23
XXVIII.	BOOKS AND RECORDS	24
XXIX.	WINDING UP	24
XXX.	DEREGISTRATION	24
XXXI.	FISCAL YEAR	25
XXXII.	NOTICES	25
XXXIII.	CORPORATE OPPORTUNITIES	25
XXXIV.	TRANSACTIONS WITH RELATED ENTITIES	28
XXXV.	KPC PROVISIONS	29
XXXVI.	AMENDMENTS OF ARTICLES	31

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THE COMPANIES LAW (2001 SECOND REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

GLOBALSANTAFE CORPORATION

(Adopted by Special Resolution of the

Shareholders effective November 20, 2001)

I. INTERPRETATION

1.1 The Regulations or Articles contained or incorporated in Table “A” in the First Schedule to the Statute shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company. In these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply. Unless there be something in the subject or context inconsistent therewith,

“Articles” means these Amended and Restated Articles of Association as originally framed or as from time to time amended.

“Board of Directors” or “Board” means the Board of Directors of the Company, comprised of Directors holding office from time to time.

“Company” means GlobalSantaFe Corporation.

“Directors” means the directors for the time being of the Company.

“dividend” includes share dividend.

“Effective Time” shall mean the effective time of the merger contemplated by the Agreement and Plan of Merger among Santa Fe International Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. dated as of August 31, 2001.

“Electronic” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“holder” in relation to any shares means the Shareholder whose name is entered in the Register as the holder of such shares.

“Independent Director” means a Director who is not a current or former, (i) director, officer, employee or affiliate of any member of the KPC Affiliated Group or (ii) officer or employee of the Company or any of its subsidiaries.

“Memorandum” means the Amended and Restated Memorandum of Association of the Company, as the same may be amended from time to time.

“Merger Agreement” means the Agreement and Plan of Merger among Santa Fe International Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc., dated as of August 31, 2001.

“Month” means calendar month.

“Ordinary Resolution” means a resolution passed by a simple majority of the votes cast by Shareholders being entitled to vote and present in person or by proxy at a general meeting.

“Ordinary Shares” has the meaning ascribed to it in Article III.

“Outstanding Voting Stock” means the shares of Voting Stock issued and outstanding from time to time, and shall not include shares of Voting Stock held by the Company or any subsidiary of the Company.

“Paid-up” means paid-up and/or credited as paid-up.

“Register” means the Register of Shareholders of the Company as maintained in accordance with Section 40 of the Statute.

“Registered Office” means the registered office for the time being of the Company.

“seal” means the common seal of the Company and includes every official seal.

“Secretary” means the secretary of the Company and includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“shares” means any Ordinary Shares or other shares issued in the capital of the Company.

“share dividend” means a distribution of shares in lieu of payment of a dividend in cash.

“Shareholder” has the meaning ascribed to the term “member” in Section 38 of the Statute.

“Special Resolution” has the same meaning as in the Statute.

“Specified Period” means the period of time commencing at the Effective Time and terminating upon the later of the date on which the members of the KPC Affiliated

Group shall cease to own, in the aggregate, at least ten percent (10%), (i) of the voting power of the Outstanding Voting Stock or (ii) of all the outstanding Ordinary Shares.

“Statute” means the Companies Law (2001 Second Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Voting Stock” means all shares and other securities issued by the Company having the ordinary power to vote in the election of directors of the Company, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

“written” and “in writing” includes all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

For the purposes of this Article I, the members of the KPC Affiliated Group shall have the meaning set forth in Article XXXIII.

Words importing the singular number shall also include the plural number and vice-versa.

Words importing the masculine gender shall also include the feminine gender.

Words importing persons shall also include corporations, partnerships, trusts and other entities.

II. CERTIFICATES FOR SHARES

2.1 Certificates representing shares of the Company shall be in such form and may bear such legends (reflecting or referring to the terms of issue of the shares thereby represented, or any of these Articles or other relevant matters) as shall be determined by the Board of Directors. Such certificates shall be under seal (which may be a facsimile), signed manually or by facsimile by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Company, countersigned manually or by facsimile by the Secretary or another authorized person, registered in the Register and signed manually by or on behalf of the transfer agent. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company, such certificate or certificates may nevertheless be validly issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Company. Certificates for shares shall be in such form as shall be in conformity to law or as may be prescribed from time to time by the Board of Directors. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue and whether fully paid, or deemed fully paid or partly paid, shall be entered in the Register of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled.

2.2 The Company shall maintain, or cause to be maintained, a register of its Shareholders and every person whose name is entered as a Shareholder in the Register shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

2.3 Notwithstanding Section 2.1, if a share certificate be defaced, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as any Director or officer of the Company may prescribe.

III. ISSUE OF SHARES

3.1 The authorized share capital of the Company shall be as set forth in the Memorandum represented by (i) Ordinary Shares of the Company (the “Ordinary Shares”), with the rights as set forth in Article IV, and (ii) such other classes or series of shares with the respective rights to be determined upon the creation thereof by action of the Board of Directors from time to time in accordance with Article V.

IV. ORDINARY SHARES

4.1 Subject to the provisions of the Articles, all unissued shares for the time being in the capital of the Company shall be at the disposal of the Board of Directors, and the Board of Directors may (subject as aforesaid) allot, issue or grant any option, right, warrant or other security exercisable for, convertible into, or exchangeable for, or otherwise dispose of, the shares to such persons, on such terms and conditions and at such times as they deem proper.

4.2 Dividends, whether to be paid in cash or to be satisfied by distributions of property other than cash, will be made or paid (as the case may be) on an equal per share basis (in all material respects) to all holders of Ordinary Shares as of the record date fixed for such dividend.

4.3 No holder of Ordinary Shares or any other shares of the Company (unless otherwise expressly agreed to by the Company) shall, by reason of such holding, have any preemptive or preferential right to subscribe to or purchase any shares of any class or series of any shares of the Company, now or hereafter to be authorized, or any notes, debentures, bonds or other securities, whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such holder.

4.4 Upon approval of the Board of Directors, such number of Ordinary Shares, or other shares or securities of the Company, as may be required for such purpose shall be reserved for issuance in connection with any option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Ordinary Shares or other shares or securities of the Company. Without limiting the generality of Section 4.1 or the foregoing, the Board of Directors is expressly authorized and empowered to approve and enter into a rights agreement between the Company and a rights agent pursuant to which rights to purchase shares are granted to the holders of the Ordinary Shares on such terms and for such purposes, including the influencing of takeovers, as the Board of Directors shall in its absolute discretion determine.

4.5 Unless otherwise specified by the Board of Directors, any shares which have been redeemed or repurchased by the Company shall have the status of authorized but unissued shares and may be subsequently issued in accordance with the Memorandum and the Articles.

4.6 The Board of Directors shall have the fullest powers permitted by law to pay all or any redemption or repurchase monies in respect of any shares out of the profits and reserves of the Company, the Company’s share capital and share premium account.

V. OTHER CLASSES OR SERIES OF SHARES

5.1 Subject to Article VI, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide from time to time for the issuance of other classes or series of shares, and in accordance with applicable procedures of the Statute, to establish the characteristics of each class or series including, without limitation, the following:

(a) the number of shares of that class or series, which may subsequently be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the distinctive designation thereof;

(b) the voting powers, full or limited, if any, of the shares of that class or series, including without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of Ordinary Shares as a single class, or independently as a separate class;

(c) the rights in respect of dividends, if any, on the shares of that class or series; the rate at which such dividends shall be payable and/or cumulate, which rate may be determined on factors external to the Company and which dividends may be payable in cash, shares of capital or other securities or property of the Company; whether dividends shall be cumulative and, if so, from which date or dates; the relative rights or priority, if any, of payment of dividends on shares of that class or series; and any limitation, restrictions or conditions on the payment of dividends;

(d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holder of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company;

(e) any redemption, repurchase, retirement and sinking fund rights, preferences and limitations of that class or series, the amount payable on shares of that class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or non-cumulative;

(f) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other classes, or series, or other securities, whether or not issued by the Company;

(g) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are outstanding; and

(h) any other preferences and relative, participating, optional or other rights and limitations.

VI. VARIATION OF RIGHTS OF SHARES

6.1 (a) If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of all of the issued shares of that class or series, or with the sanction of a Special Resolution passed at a general meeting with the holders of the shares of that class or series voting separately as a class.

(b) The provisions of the Articles relating to separate general meetings shall apply to every such general meeting of the holders of one class or series of shares.

(c) Class or series meetings and class or series votes may only be called at the direction of the Board of Directors or upon the written request of Shareholders holding an aggregate of at least 25% of the outstanding shares of such class or series of shares of the Company (unless otherwise expressly provided by the terms of issue of the shares of such class or series).

6.2 The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. The rights of the holders of Ordinary Shares shall not be deemed to be varied by the granting of rights to purchase Ordinary Shares to the holders of Ordinary Shares under any rights agreement that may be entered into between the Company and a rights agent in accordance with the provisions of these Articles or the issue of Ordinary Shares pursuant to those rights. The entry into any such rights agreement, the granting of such rights and the issue of Ordinary Shares pursuant to such rights may be effected by the Directors without any consent or vote of the holders of the Ordinary Shares.

VII. REPURCHASE OF ORDINARY SHARES

7.1 Subject to the provisions of the Statute and the Memorandum, the Company may at any time and from time to time purchase the Company’s issued Ordinary Shares by (i) agreement between the Company and any one or more of its Shareholders holding the Ordinary Shares to be purchased, (ii) tender offer to all Shareholders or (iii) purchase on any exchange or market on which the Ordinary Shares are traded, provided always that, in each case, unless approved by Ordinary Resolution, the purchase price is no greater than the then existing market price as determined by the Directors by reference to the closing prices on the principal exchange or market for the Ordinary Shares for a period of not less than one and not more than ten consecutive trading days ending not more than three trading days before such determination. In the event of a purchase by the Company of its own Ordinary Shares on any exchange or market on which the Ordinary Shares are traded, the manner of the purchase shall be in accordance with the rules and regulations of the relevant exchange or market.

VIII. TRANSFER OF SHARES

8.1 Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of transfer, and otherwise meeting all legal requirements for transfer, it shall be the duty of the Company to cause the issue of a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in the Register. Transfers of shares shall be made on the books of the Company only by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney filed with the Secretary or the transfer agent. The Company shall be entitled to recognize the exclusive right of a person registered in the Register as the owner of shares to receive dividends, and to vote as such owner.

8.2 The holder of any redeemable shares for which the Company has issued a notice of redemption may not transfer such shares, whether or not the Company has yet paid the redemption price to the Shareholder unless otherwise provided (i) by the terms of such shares or (ii) by the Board of Directors in connection with the redemption of such shares.

IX. NON-RECOGNITION OF TRUSTS OR OTHER EQUITABLE OWNERSHIP

9.1 The Company shall not be required to recognize any person as holding any share upon any trust (except the trustee(s) thereof) and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

X. TRANSMISSION OF SHARES

10.1 In case of the death of a Shareholder who is a natural person, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

10.2 (a) Any person becoming entitled to a share by reason of the death or bankruptcy of a Shareholder (or in any way other than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Shareholder before his death or bankruptcy as the case may be.

(b) If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

10.3 A person becoming entitled to a share by reason of the death or bankruptcy of the holder (or in any way other than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Shareholder in respect of the share, be entitled in respect of it to exercise any right conferred by share ownership in relation to meetings of the Company; provided, however, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

XI. AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION,

CHANGE OF LOCATION OR REGISTERED OFFICE & ALTERATION OF CAPITAL

11.1 (a) Subject to and insofar as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend the Memorandum and Articles and may by Ordinary Resolution:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe;

(ii) consolidate all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum; and

(iv) cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as provided in the Articles.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital or any capital redemption reserve fund.

11.2 Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

11.3 Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its registered office.

XII. CLOSING REGISTER OF SHAREHOLDERS OR FIXING RECORD DATE

12.1 For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make the determination of Shareholders for any other proper purpose, the Board of Directors of the Company may provide that the Register shall be closed for transfers for a stated period but not to exceed in any case forty days. If the Register shall be so closed for the purpose of determining Shareholders entitled to notice of or to vote at a meeting of Shareholders such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

12.2 In lieu of or apart from closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders, and for the purpose of determining the Shareholders entitled to receive payment of any dividend, the Board of Directors may fix a subsequent date no later than the date of payment as the record date for such dividend.

12.3 If the Register is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination for Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

XIII. GENERAL MEETING

13.1 (a) The Company shall in each year of its existence hold a general meeting as its annual general meeting. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint.

(b) At each annual general meeting, the Directors to be elected at that meeting shall be elected for the applicable term or until their respective successors have been elected and have qualified.

13.2 (a) Except as otherwise required by law, and subject to the terms of any class or series of shares issued by the Company having a preference over the Ordinary Shares as to dividends or upon liquidation or to elect directors in specified circumstances, extraordinary general meetings of the Shareholders of the Company may be called only (i) by the Board of Directors or (ii) upon the written request of Shareholders holding at least 35% of the outstanding Ordinary Shares generally entitled to vote.

(b) Any action required or permitted to be taken by the Shareholders of the Company must be taken at a duly called annual or extraordinary general meeting of the Shareholders of the Company and may not be taken by consent of the Shareholders in writing or otherwise.

XIV. NOTICE OF GENERAL MEETINGS

14.1 Written notice of each meeting of the Shareholders stating the place, date and time of the meeting shall be given not less than fifteen nor more than sixty days before the date of the meeting, to each Shareholder entitled to vote at such meeting. The notice of any extraordinary meeting of Shareholders shall state the purpose or purposes for which the meeting is called. Business transacted at any extraordinary meeting shall be limited to the purposes stated in the notice.

14.2 The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

XV. PROCEEDINGS AT GENERAL MEETINGS

15.1 No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Subject to the proviso below, one or more Shareholders present in person or by proxy holding at least a majority of the issued and outstanding shares of the Company entitled to vote at such meeting shall constitute a quorum; provided that the quorum for any meeting at which a Special Resolution is to be considered and voted upon pursuant to Sections 18.8(c), 19.1(c), 33.8, 34.7 or 35.5 shall be one or more Shareholders present in person or by proxy holding at least a majority of the issued and outstanding shares of the Company entitled to vote at such meeting and, for so long as members of the KPC Affiliated Group own, in the aggregate, at least four percent (4%), (i) of the voting power of Outstanding Voting Stock, or (ii) of all the outstanding Ordinary Shares, one of such Shareholders present is SFIC Holdings (a “Special Quorum”). The Shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of enough Shareholders to leave less than a quorum, or, as the case may be, Special Quorum. If a meeting is adjourned for lack of quorum, or, as the case may be, Special Quorum, it will stand adjourned to such other day at such other time and place as the Board of Directors may determine and at which a quorum or, as the case may be, Special Quorum is present in person or by proxy.

15.2 (a) Subject to the terms of any class or series of shares issued by the Company, if a Shareholder desires to nominate persons for election as Directors at any general meeting duly called for the election of Directors, written notice of such Shareholder’s intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an annual general meeting of Shareholders, ninety days in advance of the anniversary date of the immediately preceding annual general meeting and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to Shareholders. Each such notice shall set forth (i) the name and address, as it appears in the Register of the Company, of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of the Company which are beneficially owned by the Shareholder; (iv) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (v) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time, of the United States of America, whether or not the Company is then subject to such Regulation; and (vi) the consent of each nominee to serve as a Director of the Company, if so elected. The Chairman of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting shall not be considered.

(b) Subject to the terms of any class or series of shares issued by the Company, if a Shareholder desires to submit a proposal for consideration by the Shareholders at any general meeting, written notice of such Shareholder’s intent to submit such a proposal must be given and received by the Secretary of the Company not later than (i) with respect to an annual general meeting of Shareholders, ninety days in advance of the anniversary date of the immediately preceding annual general meeting; and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is sent or given to Shareholders. Each such notice shall set forth (i) the name and address, as it appears in the Register, of the Shareholder who intends to submit the proposal; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to submit the proposal specified in the notice; (iii) the class and number of shares of the Company which are beneficially owned by the Shareholder; and (iv) such other information regarding each proposal submitted by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time, of the United States of America, whether or not the company is then subject to such Regulation. The Chairman of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the meeting shall not be considered.

15.3 The Chairman of the Board, or any Director designated by the Board of Directors, shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he or such designee shall not be present within one hour after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

15.4 If at any general meeting no Director is willing to act as Chairman or if no Director is present within one hour after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be Chairman of the meeting.

15.5 The Chairman may, with the consent of any general meeting duly constituted hereunder, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

15.6 At any general meeting a resolution put to the vote at the meeting shall be decided on a poll taken in such manner as the Chairman directs.

15.7 Subject to the terms of any class or series of shares issued by the Company, every Shareholder of record present in person or by proxy shall have one vote for each issued Ordinary Share registered in his name in the Register. Cumulative voting is expressly prohibited. Elections of Directors need not be by ballot.

15.8 In the case of joint holders of record, the vote of each joint holder, whether in person or by proxy, shall be required in order for such joint holders’ vote to be counted.

15.9 A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

15.10 No Shareholder shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting or holds a valid proxy of such a Shareholder and unless all sums presently payable in respect of the shares to be voted have been paid.

15.11 Votes may be given either personally or by proxy.

15.12 A person may participate at a general meeting by conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

XVI. PROXIES

16.1 The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Shareholder of the Company.

16.2 The instrument appointing a proxy shall be deposited at the Registered Office or at such other place and by such means (Electronic or otherwise) as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of an Electronic Record in the form specified for that purpose in the notice convening the meeting or a facsimile transmission of the signed proxy or upon receipt of an Electronic Record confirmation from the appointer that the instrument of proxy duly signed or an Electronic Record in the form specified for that purpose in the notice convening the meeting is in the course of transmission to the Company. Where an instrument appointing a proxy is deposited by Electronic Record, the proxy shall be deemed to be deposited by transmitting the Electronic Record in the form specified for that purpose in the notice convening the meeting provided by the Company and shall be deemed to have been deposited on the same day that it was sent, and it shall not be necessary for the receipt of the Electronic Record to be acknowledged by the Company.

16.3 The instrument appointing a proxy may be in any usual or common form, including in the form of an Electronic Record, (or in any other form approved by the Directors) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

16.4 A vote given in accordance with the term of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the office before the commencement of the general, meeting, or adjourned meeting at which it is sought to use the proxy.

16.5 Any corporation which is a Shareholder of record of the Company may in accordance with its articles of association or other governing documents or in the absence of such provision by resolution of its board of directors or other governing body authorize one or more persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class or series of Shareholders of the Company, and the person or persons so authorized shall be entitled to exercise the same powers on behalf of the corporation which he or they represent as the corporation could exercise if it were an individual Shareholder of record of the Company and may cast votes or abstain on any motion in any manner as he or they may be directed.

XVII. DIRECTORS

17.1 (a) The Board of Directors shall consist of not less than six nor more than fifteen persons. Subject to Section 17.1(c), the Board of Directors shall have the exclusive power and right to set the exact number of Directors within that range from time to time by resolution adopted by the vote of a majority of the whole Board of Directors. Until the Board of Directors adopts such a resolution, the exact number of Directors shall be fourteen.

(b) Upon the date that these Articles are adopted, the Directors shall by resolution of the Board of Directors be divided into three classes of equal size, designated as Class I, Class II and Class III, each class to be comprised of at least three Directors; provided, however, if the total number of Directors is 10, 11, 13 or 14, one Class may have one fewer or one more Director than the other two Classes. The Board of Directors shall make the subsequent appointments of individual Directors to particular Classes. Upon the date that these Articles are adopted, the Directors then appointed to Class I will hold office for a term expiring at the 2004 annual general meeting of Shareholders; the Directors then appointed to Class II will hold office for a term expiring at the 2002 annual general meeting of Shareholders; and the Directors then appointed to Class III will hold office for a term expiring at the 2003 annual general meeting of Shareholders. At each annual general meeting of Shareholders, the successors of the class of Directors whose terms expire at that meeting shall be of the same class as the Directors they succeed and shall be elected for three-year terms.

(c) No resolution of the Board of Directors may be adopted if its effect would be to remove from office, or shorten the term of, any incumbent Director.

(d) A Director shall hold office until the annual general meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of Directors and any other vacancy on the Board of Directors, however caused, may be filled by a majority vote of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected by the Board of Directors to fill a vacancy shall hold office until the annual general meeting of Shareholders for the year in which the term of the Director vacating office expires and until his successor shall have been elected and qualified. Any newly created directorship resulting from an increase in the number of Directors may be created in any class of Directors that the Board of Directors may determine, and any Director elected to fill the newly created vacancy shall hold office until the term of office of such class expires.

(e) One or more or all of the Directors of the Company may be removed only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares generally entitled to vote, voting together as a single class, at a meeting of Shareholders for which proper notice of the proposed removal has been given.

(f) If at any time the number of Directors is less than six, the Board of Directors may act to fill any vacancies on the Board of Directors.

17.2 The Board of Directors shall have the authority to fix the compensation of Directors, which may include their expenses, if any, of attendance at each meeting of the Board of Directors or of a committee.

17.3 A Director may hold any other office or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

17.4 A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

17.5 No person shall serve as a Director of the Company who at the time of his or her election has reached his or her 70th birthday.

17.6 A Director of the Company may be or become a Director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

17.7 No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

17.8 A general notice that a Director is an officer, director or shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Section 17.7 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

XVIII. POWERS AND DUTIES OF DIRECTORS

18.1 The business and affairs of the Company shall be managed by the Board of Directors who may exercise all such powers of the Company and do all such lawful acts and things as are not from time to time by the Statute or by the Articles required to be exercised or done by the Company in general meeting.

18.2 The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may deem fit and may also authorize any such attorney to delegate all or any of powers, authorities and discretions vested in him.

18.3 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be by such officer or officers or such other person or persons as the Board of Directors shall from time to time designate.

18.4 The Board of Directors shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Shareholders and the Directors and of Committees of the Board of Directors.

18.5 The Board of Directors on behalf of the Company may direct the payment of a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

18.6 The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

18.7 Board of Directors may authorize any officer, officers, agent or agents to enter into any contract or agreement of any nature whatsoever, including, without limitation, any contract, deed, bond, mortgage, guaranty, deed of trust, security agreement, pledge agreement, act of pledge, collateral mortgage, collateral chattel mortgage or any other document or instrument of any nature whatsoever, and to execute and deliver any such contract, agreement, document or other instrument of any nature whatsoever for and in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

18.8 (a) Notwithstanding anything in the Articles to the contrary, during the Specified Period the Board of Directors shall cause the Company, and shall use its best endeavors to cause the subsidiaries of the Company, not to permit the following to occur without obtaining the prior consent, as provided in Section 18.8(b), of SFIC Holdings (Cayman), Inc. (“SFIC Holdings”): (i) the reincorporation or organization of any existing subsidiary of the Company or the incorporation or organization of any new subsidiary of the Company in any jurisdiction (other than, in the case of existing subsidiaries, in the jurisdiction in which it is then incorporated or under which laws it is then organized), in a manner materially adversely affecting the rights or interest of any member of the KPC Affiliated Group, or (ii) the reincorporation or organization of the Company in a jurisdiction other than in the jurisdiction in which it is then incorporated or under which laws it is then organized.

(b) As soon as practicable following a determination by the Board of Directors to undertake any of the actions specified in Section 18.8(a), the Board of Directors shall give SFIC Holdings written notice of the proposed action, which notice shall set forth in reasonable detail the terms of the proposed action, including without limitation, as applicable, the parties to the action, the intended timing of the action, the amount of consideration and assets involved and such other terms as may be relevant to SFIC Holdings’ decision whether to consent to the proposed action. Within thirty calendar days after SFIC Holdings receives such notice, SFIC Holdings shall give the Company written notice of its consent or withholding of consent to the action specified in the notice. In the event that SFIC Holdings fails to deliver to the Company during such thirty-day period a written notice indicating its withholding of consent to the proposed action, SFIC Holdings shall be deemed to have consented to such action. For purposes of this Section 18.8(b), (i) notices shall be given by personal delivery, confirmed facsimile or overnight courier and (ii) any notice by SFIC Holdings either giving or withholding consent to a proposed action may be signed by any director or authorized officer of SFIC Holdings (and need not be preceded by a resolution of the board of directors of SFIC Holdings). The Company shall not take until after the date defined in Section 18.8(a) the action specified in

Section 18.8(a) unless the Company shall have obtained SFIC Holdings’ consent or SFIC Holdings shall be deemed to have consented to such action pursuant to this Section 18.8(b).

(c) The provisions of Section 18.8, including, without limitation, the provisions of this Section 18.8(c), may only be altered or amended by a Special Resolution passed at a meeting of the Company at which a Special Quorum of Shareholders is present.

XIX. COMMITTEES

19.1 (a) Subject to Sections 19.1(b) and 19.2, the Board of Directors may designate one or more committees of the Board, each such committee to consist of four or more Directors during the Specified Period and thereafter not less than three Directors. Except as limited by the Statute, the Memorandum, the Articles or the resolution establishing such committee, each committee shall have and may exercise all of the authority of the Board of Directors as specified in the Articles with respect to each such committee or as the Board of Directors may determine and specify in the respective resolutions appointing each such committee. Subject to Sections
19.1(b) and 19.2, a majority of all of the members of any such committee may elect the Chairman of such committee and may fix the time and place of its meetings, unless the Articles or the Board of Directors shall otherwise provide, and meetings of any committee may be held upon such notice, or without notice, as shall from time to time be determined by the members of any such committee. At all meetings of any committee, any three of its members shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such committee, unless otherwise specifically provided by the Statute, the Memorandum, the Articles or the resolution establishing such committee. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. The Board of Directors shall have power at any time to change the number, subject as aforesaid, and members of any such committee, to fill vacancies and to modify the powers of (except that powers of committees established by the Articles shall not be decreased) or discharge any such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

(b) As long as SFIC Holdings has the right to designate a Director pursuant to the first sentence of Section 35.1(a), SFIC Holdings shall have the right, by notice in writing to the Board of Directors, to appoint one designee (being a KPC Designee on the Board of Directors) to each committee, including the Audit, Nominating and Governance, Compensation and Executive Committees, of the Board of Directors; provided, however, that if any applicable law or regulation of the New York Stock Exchange shall prohibit the Board from appointing a designee who is not an Independent Director to serve on any committee, at any time at which there is no such designee of SFIC Holdings who is an Independent Director, SFIC Holdings shall not be permitted to appoint any designee of SFIC Holdings to serve on such committee.

(c) The provisions of Section 19.1(b) and this Section 19.1(c) may only be altered or amended by a Special Resolution passed at a meeting of the Company at which a Special Quorum of Shareholders is present.

19.2 Until further action of the Board of Directors creating additional committees, the following shall constitute the committees of the Board of Directors:

(a) AUDIT COMMITTEE.

(i) The Board of Directors shall appoint at least four Directors during the Specified Period and thereafter not less than three Directors, each of whom shall not be an officer or employee of the Company, to act as its Audit Committee.

(ii) The Audit Committee shall recommend to the Board of Directors periodically a firm of certified public accountants to serve as auditors for the Company, which accountants shall be subject to appointment by the Board of Directors and ratification thereof by Shareholders entitled to vote thereon. The Audit Committee shall determine the manner, if at all, in which the accounts relating to the Company’s affairs shall be audited and shall meet with the Company’s auditors to discuss the scope of their examination, with particular emphasis on areas where either the Audit Committee or the auditors believe special attention should be directed. After the audit, the Audit Committee shall review the financial statements and the auditors report thereon to determine whether they had received all information and explanations requested. The Audit Committee shall also invite the auditors’ recommendations regarding internal controls and such other matters as it deems appropriate and shall see that the recommendations for changes which the Audit Committee feels are necessary have been implemented. In addition, the Audit Committee is authorized to have the auditors perform such supplemental review or audits as it deems necessary or appropriate. The Audit Committee shall meet with the auditors at least once a year, as soon after the completion of the audit of the Company’s books as practicable.

(iii) The Audit Committee shall be responsible for reviewing relationships between the Company and other parties, including employment and consulting relationships, for conflicts of interest. The Audit Committee shall review Company policy and practices to ensure that the Company acts in an ethical manner and to ensure compliance with all applicable laws regarding business conduct.

(b) COMPENSATION COMMITTEE.

(i) The Board of Directors shall appoint at least four Directors during the Specified Period and thereafter not less than three Directors, each of whom shall not be an officer or employee of the Company, to act as its Compensation Committee.

(ii) The Compensation Committee shall from time to time fix the salaries of the executive officers of the Company and grant such bonuses and awards pursuant to the Company’s compensation plans, or otherwise, to Directors and officers and employees of the Company as it deems appropriate. The Compensation Committee shall establish, or recommend the establishment of, compensation plans for Directors and officers and employees of the Company as it deems appropriate. The Compensation Committee shall also oversee the Company’s employee benefit programs. No member of the Compensation Committee shall in any way take part in the determination of any compensation or awards paid or granted to him.

(c) EXECUTIVE COMMITTEE

(i) The Board of Directors shall appoint at least four Directors during the Specified Period and thereafter not less than three Directors to act as its Executive Committee.

(ii) The Executive Committee shall have and may exercise such power and authority of the Board of Directors in the management of the business and affairs of the Company (including, without limitation, reviewing, and making recommendations to the Board of Directors concerning, the general financial policies and direction of the Company), as the Board of Directors shall specify by a majority vote of the Board of Directors.

(d) NOMINATING AND GOVERNANCE COMMITTEE

(i) The Board of Directors shall appoint at least four Directors during the Specified Period and thereafter not less than three Directors, each of whom shall not be an officer or employee of the Company, to act as its Nominating and Governance Committee.

(ii) The Nominating and Governance Committee shall from time to time, subject to Article XXXV, (w) recommend to the Board of Directors such matters pertaining to governance of the Company as it shall from time to time consider appropriate, (x) recommend to the Board of Directors, prior to the annual general meeting, each director nominee to be voted on at such annual general meeting to the Board of Directors, (y) recommend to the Board of Directors any candidate to fill any directorships or memberships of committees that become vacant, and (z) recommend to the Board of Directors the directors to be appointed to each standing committee, including the Audit, Compensation, Executive and Nominating and Governance Committees.

19.3 Each member of any such committee shall hold office until such member’s successor is elected and has qualified, unless such member sooner dies, resigns or is removed.

XX. PROCEEDINGS OF DIRECTORS

20.1 Except as otherwise provided by the Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Subject to Section 24.1, questions arising at any meeting shall be decided by a majority of the Directors present at a meeting at which there is a quorum.

20.2 Regularly scheduled meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may, or upon the written request of any two Directors shall, be called by the Chairman of the Board on at least forty-eight hours’ notice to each Director, either personally or by facsimile, telex or cable. Unless otherwise required by these Articles, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting in respect of such Director. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

20.3 The Chairman of the Board shall preside as Chairman at every meeting of the Board of Directors. In the event that the Chairman of the Board is unable to attend a meeting of the Board of Directors, any Director designated by the Board of Directors shall preside over such meeting.

20.4 The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Board then in office.

20.5 All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors shall, notwithstanding that it afterwards be discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

20.6 Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

20.7 A resolution in writing (in one or more counterparts) signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or committee as the case may be duly convened and held.

XXI. VACATION OF OFFICE OF DIRECTOR

21.1 The office of a Director shall be vacated:

(a) If he gives notice in writing to the Company that he resigns the office of Director;

(b) If he dies;

(c) If he is found to be or becomes of unsound mind;

(d) If he is removed pursuant to Section 17.1(e); or

(e) If he is deemed to resign pursuant to Section 35.2(b).

XXII. CERTAIN BUSINESS COMBINATIONS

22.1 In addition to any approval by Shareholders and Directors required by the Statute or any other law of the Cayman Islands, the approval by Ordinary Resolution, at a meeting called, for such purpose, shall be required in order for the Board of Directors to approve any of the following matters:

(i) to merge, consolidate or amalgamate with another company;

(ii) to reorganize or reconstruct itself pursuant to a plan sanctioned by the Cayman Islands courts; or

(iii) to sell, lease or exchange all or substantially all of the assets of the Company;

provided that the foregoing approval by Shareholders shall not be required for any such transaction of the Company with any entity which the Company, directly or indirectly, controls, as defined in Rule 405 under the Securities Act of 1933, as amended from time to time, of the United States of America, unless the Company is not the surviving entity in such transaction or the Company transfers all or substantially all of its assets in such transaction and provided further that the foregoing shall be without prejudice to the requirement for such statutory majorities and approvals as may be necessary.

XXIII. SEAL

23.1 The Company may have a seal, and the seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Any Director or officer of the Company will have the authority to affix the seal to any document requiring it. The Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the common seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

XXIV. OFFICERS

24.1 The officers of the Company shall be appointed by the Board of Directors and shall include a Chairman of the Board, a Chief Executive Officer, a President, a Secretary and a Treasurer and may also include one or more Vice Chairmen, Senior and Executive Vice Presidents and Vice Presidents, Assistant Secretaries and Assistant Treasurers. The Board of Directors may also choose such other officers and agents as it shall deem necessary or desirable and such persons shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors from time to time. Two or more offices may be held by the same person. None of the officers other than the Chairman of the Board need be a Director of the Company, and none of the officers need be a Shareholder of the Company. No officer shall be prevented from receiving compensation as an officer by reason of his also being a Director. The officers of the Company shall hold office until their successors are elected or appointed and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the Board of Directors, provided, however that until the third anniversary of the date these Articles are adopted, a vote of two-thirds of the whole Board of Directors shall be required (i) to remove the Chairman of the Board, the Chief Executive Officer or the President, and (ii) to authorize any modification, amendment or termination of (A) the employment agreement dated August 31, 2001 between the Company and Robert E. Rose or (B) the employment agreement dated August 31, 2001 between the Company and C. Stedman Garber. Any officer may resign at any time by giving written notice to the Company. Any such resignation shall take effect at the date of the receipt of such notice or at such other time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Election or appointment of an officer shall not of itself create contract rights.

24.2 Any provision of the Statute or the Articles requiring or authorizing a thing to be done by a Director and an officer shall not be satisfied by its being done by the one person acting in the dual capacity of Director and officer.

XXV. DIVIDENDS AND RESERVES

25.1 Subject to the Statute, the Board of Directors may from time to time declare dividends on shares of the Company outstanding and authorize payment of the same out of the profits of the Company (realized or unrealized), share premium account, or any other account permitted by the Statute, and may from time to time pay to the Shareholders such interim dividends, as appears to the Board of Directors to be appropriate.

25.2 The Board of Directors may declare that any dividend be paid wholly or partly by the distribution of shares or other securities of the Company and/or specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it deems expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

25.3 No dividend shall bear interest against the company unless expressly authorized by the Board of Directors.

XXVI. CAPITALIZATION

26.1 The Company may upon the recommendation of the Board of Directors capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst then in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned).

XXVII. INDEMNITY AND LIMITATION OF LIABILITY

27.1 (a) The Company shall indemnify, except in respect of wilful default or fraud, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a Director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company (including his serving for, on behalf of or at the request of the Company as a director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the company) against any expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law.

(b) The Board of Directors may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Section 27.1(a), against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article XXVII.

(c) The provisions of this Article XXVII shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article XXVII shall be deemed to be a contract between the Company and each Director, officer, employee or agent who serves in such capacity at any time while this Article XXVII and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.

If any provision of this Article XXVII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions hereof. The rights of indemnification and advancement of expenses provided in this Article XXVII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such officer, Director, employee or agent may otherwise be entitled or permitted by contract, vote of Shareholders or Directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals, except in respect of wilful default or fraud, shall be made to the fullest extent permitted by law.

XXVIII. BOOKS AND RECORDS

28.1 In addition to any rights which may be conferred on Shareholders by Statute, upon written demand under oath stating the purpose thereof, any Shareholder may review for any proper purpose, during usual hours for business, the books and records of the Company, including without limitation, the Register. A proper purpose shall mean a purpose reasonably related to such person’s interest as a Shareholder.

XXIX. WINDING UP

29.1 In the event of any liquidation or winding up of the Company, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the Ordinary Shares as to distribution on liquidation, distribution or winding up, the full amounts to which they shall be entitled, the holders of the then outstanding Ordinary Shares shall be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such Shareholders, any remaining assets of the Company available for distribution to its Shareholders; provided, if, at such time, the holder of Ordinary Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a Shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such Ordinary Shares), the liquidator appointed may deduct from the amount payable in respect of such Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder’s debts, liabilities or engagements to or with the Company (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the Ordinary Shares the remaining assets of the Company or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person, corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other person, corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the Ordinary Shares. The liquidator may, with the like authority, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the holders of the Ordinary Shares as the liquidator, with the like authority shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

XXX. DEREGISTRATION

30.1 (a) Subject to Section 18.8 , the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b) In furtherance of a resolution adopted pursuant to (a) above of this Section 30.1 and subject as aforesaid, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

XXXI. FISCAL YEAR

31.1 Each Fiscal Year shall commence on such date as may be specified by the Board of Directors.

XXXII. NOTICES

32.1 Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by post, air courier, cable, facsimile transmission, e-mail or telex to him or to his address as shown in the Register (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder), such notice, if mailed, to be forwarded by airmail where practicable. Any such notice shall be deemed to have been effected on the date the letter containing the same is posted as aforesaid, or sent by air courier, cable, facsimile transmission or telex. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

32.2 A notice shall be given by the Company to the joint holders of record of a share by giving the notice to all joint holders named on the Register in respect of the share.

32.3 A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Shareholder by sending it through the post as aforesaid in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankruptcy, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

32.4 Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every holder of voting shares as shown in the Register as of the record date for such meeting;

(b) every person upon whom the ownership of a voting share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a holder of voting shares of record where such holder but for his death or bankruptcy would be entitled to receive notice of the meeting; and

except as otherwise required by law or the Articles, no other person shall be entitled to receive notice of general meetings.

XXXIII. CORPORATE OPPORTUNITIES

33.1 In anticipation that the Company and the members of the KPC Affiliated Group (as defined below) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company through its continued contractual, corporate and business relations with the members of the KPC Affiliated Group (including service of officers and directors of the members of the KPC Affiliated Group as Directors of the Company), the provisions of this Article XXXIII are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the members of the KPC Affiliated Group and their officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Shareholders in connection therewith.

33.2 The members of the KPC Affiliated Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as the Company, (ii) do business with any client or customer of the Company and (iii) employ or otherwise engage any officer or employee of the Company, and no member of the KPC Affiliated Group nor any officer or director thereof (except as provided in Section 33.3) shall be liable to the Company or its Shareholders by reason of any such activities of the KPC Affiliated Group or of such person’s participation therein. In the event that a member of the KPC Affiliated Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both such member of the KPC Affiliated Group and the Company, such member of the KPC Affiliated Group shall be under no obligation to communicate or present such corporate opportunity to the Company and shall not be liable to the Company or its Shareholders by reason of the fact that such member of the KPC Affiliated Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Company.

33.3 In the event that a Director or officer of the Company who is also a director or officer of a member of the KPC Affiliated Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and any member of the KPC Affiliated Group, such Director or officer of the Company shall not be liable to the Company or its Shareholders by reason of the fact that such member of the KPC Affiliated Group pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Company, except for willful default or fraud of such Director or officer, if such Director or officer acts in a manner consistent with the following policy:

(a) a corporate opportunity offered to any person who is an officer of the Company and who is also a director but not an officer of a member of the KPC Affiliated Group shall first be offered to the Company, unless such opportunity is expressly offered to such person solely in his capacity as a director of such member of the KPC Affiliated Group in which case such opportunity shall first be offered to such member of the KPC Affiliated Group;

(b) a corporate opportunity offered to any person who is a Director but not an officer of the Company and who is also a director or officer of a member of the KPC Affiliated Group shall first be offered to the Company only if such opportunity is expressly offered to such person solely in his capacity as a Director of the Company, and otherwise shall first be offered to such member of the KPC Affiliated Group; and

(c) a corporate opportunity offered to any person who is an officer of both the Company and a member of the KPC Affiliated Group shall first be offered to such member of the KPC Affiliated Group unless (x) such person is an employee of the Company or (y) such opportunity is expressly offered to such person solely in his capacity as an officer of the Company, in either of which case such opportunity shall first be offered to the Company.

33.4 For the purposes of this Article XXXIII, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a member of the KPC Affiliated Group or its officers or directors, will be brought into conflict with that of the Company.

33.5 Any person or entity purchasing or otherwise acquiring any interest in shares shall be deemed to have notice of and consented to the provisions of this Article XXXIII.

33.6 For purposes of this Article XXXIII, and, to the extent set forth therein, Article XXXIV and Article XXXV and, in relation to the definition of “KPC Affiliated Group” only, Article I:

(a) the members of the “KPC Affiliated Group” shall mean, collectively, Kuwait Petroleum Corporation, a company organized under the laws of Kuwait (“KPC”), SFIC Holdings (Cayman), Inc., a Cayman Islands company (“SFIC Holdings”), and all corporations, partnerships, joint ventures, limited liability companies, trust, associations, governments or government agencies or instrumentalities which would be considered “affiliates” of KPC or SFIC Holdings within the meaning of Regulation S-K or Regulation S-X under the U.S. Securities Act of 1933, as amended (the “Securities Act”), including without limitation any entity in which KPC or SFIC Holdings owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting shares or stock, voting power, partnership interests or similar ownership interests, and all successors to KPC, SFIC Holdings and their affiliates by way of merger, consolidation or sale of all or substantially all of its assets, but shall not include the Company (as defined in clause (b) below); and

(b) the “Company” shall mean the Company and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Company owns (directly or indirectly) more than fifty percent (50%) of the outstanding voting shares or stock, voting power, partnership interests or similar ownership interests.

33.7 If any contract, agreement, arrangement or transaction between the company and a member of the KPC Affiliated Group involves a corporate opportunity and is approved in accordance with the procedures set forth in Article XXXIV, the officers and directors of such member of the KPC Affiliated Group shall, for purposes of these Articles, not be liable to the Company or its Shareholders, except for wilful default or fraud on the part of the relevant officer or director.

33.8 The provisions of this Section 33, including, without limitation, the provisions of this Section 33.8, may only be altered or amended by a Special Resolution passed at a meeting of the Company at which a Special Quorum of Shareholders is present.

XXXIV. TRANSACTIONS WITH RELATED ENTITIES

34.1 In anticipation that (i) the Company and the members of the KPC Affiliated Group may enter into contracts or otherwise transact business with each other and that the Company and the members of the KPC Affiliated Group may derive benefits therefrom and (ii) the Company may from time to time enter into contractual, corporate or business relations with one or more of its Directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its Directors have a financial interest (collectively, “Related Entities”), the provisions of this Article XXXIV are set forth to regulate and define certain contractual relations and other business relations of the Company as they may involve the members of the KPC Affiliated Group, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Shareholders in connection therewith. The provisions of this Article XXXIV are in addition to, and not in limitation of, the provisions of the Statute and the other provisions of the Articles. Any contract or business relation which does not comply with the procedures set forth in this Article XXXIV shall not by reason thereof be deemed void or voidable or be deemed to result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the interests of the Company or to be the derivation of any improper personal benefit, but shall be governed by the provisions of the Articles, the Memorandum, the Statute and other applicable law.

34.2 No contract, agreement, arrangement or transaction between the Company and a member of the KPC Affiliated Group or between the Company and one or more of the Directors or officers of the Company, a member of the KPC Affiliated Group or any Related Entity or between the Company and any Related Entity shall be void or voidable solely for the reason that a member of the KPC Affiliated Group, any Related Entity or any one or more of the officers or Directors of the Company, a member of the KPC Affiliated Group or any Related Entity are parties thereto, or solely because any such Directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement or transaction, or solely because his or their votes are counted for such purpose, and such member of the KPC Affiliated Group, any Related Entity and such Directors and officers shall not be liable to the Company or its Shareholders by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, except in the case of wilful default or fraud on the part of such directors or officers, if:

(a) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of the Ordinary Shares entitled to vote thereon, and the contract, agreement, arrangement or transaction is specifically approved by vote of the holders of a majority of the voting power of the Ordinary Shares then outstanding not owned by the members of the KPC Affiliated Group or a Related Entity, as the case may be.

34.3 Directors of the Company who are also directors or officers of a member of the KPC Affiliated Group or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction. Ordinary Shares owned by the members of the KPC Affiliated Group and any Related Entities may be counted in determining the presence of a quorum at a meeting of Shareholders which authorizes the contract, agreement, arrangement or transaction.

34.4 Any person or entity purchasing or otherwise acquiring any interest in any shares will be deemed to have notice of and to have consented to the provisions of this Article XXXIV.

34.5 For purposes of this Article XXXIV, the members of the KPC Affiliated Group and the Company shall have the meanings set forth in Article XXXIII.

34.6 For purposes of this Article XXXIV, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity which would be considered a “subsidiary” of the Company within the meaning of Regulation S-K or Regulation S-X under the Securities Act, shall be deemed to be a contract, agreement, arrangement or transaction with the Company.

34.7 The provisions of Section 34, including, without limitation, the provisions of this Section 34.7, may only be altered or amended by a Special Resolution passed at a meeting of the Company at which a Special Quorum of Shareholders is present.

XXXV. KPC PROVISIONS

35.1 (a) For so long as members of the KPC Affiliated Group own, in the aggregate, at least four percent (4%), (i) of the voting power of Outstanding Voting Stock, or (ii) of all the outstanding Ordinary Shares, the Nominating and Governance Committee and the Board of Directors shall, subject to Section 35.3, the next succeeding sentence of this Section 35.1(a) and the Statute, cause any slate of Directors presented to the Shareholders for election to the Board of Directors to consist of such nominees that, if elected, would result in a Board of Directors that includes individuals designated by SFIC Holdings (the “KPC Designees”) such that, after giving effect to the election of such KPC Designees to the Board of Directors, the number of KPC Designees then serving as Directors shall equal the product (rounded up to the nearest whole number) of (i) the total number of Directors constituting the whole Board of Directors, multiplied by (ii) the KPC Ownership Percentage on the date such slate of Directors is presented to the Shareholders. As used herein, the “KPC Ownership Percentage” means, (i) as of any date on and after the date any member of the KPC Affiliated Group has sold or otherwise disposed of any Outstanding Voting Stock (the “Disposition Date”), the percentage of the voting power of all Outstanding Voting Stock represented by shares of Outstanding Voting Stock which are owned by members of the KPC Affiliated Group on such date, which shares were also owned on the date of the Merger Agreement by members of the KPC Affiliated Group, and (ii) as of any date prior to the Disposition Date, the percentage of the voting power of all Outstanding Voting Stock immediately following the Effective Time represented by shares of Outstanding Voting Stock which are owned by members of the KPC Affiliated Group on such date, which shares were also owned immediately following the Effective Time by members of the KPC Affiliated Group.

Notwithstanding anything to the contrary in the foregoing, it is understood and agreed that as long as SFIC Holdings has the right to designate a director pursuant to the first sentence of this Section 35.1(a), the number of KPC Designees entitled to be nominated for election to the Board of Directors pursuant to the first sentence of this Section 35.1(a) shall be not less than (i) three until such time as the KPC Ownership Percentage is reduced to less than 12.5% and equal to or greater than 7.5%, at which time the number of KPC Designees entitled to be so nominated shall be reduced from three to two, (ii) two until such time as the KPC Ownership Percentage is reduced to less than 7.5% and equal to or greater than 4%, at which time the number of KPC Designees entitled to be so nominated shall be reduced from two to one, and (iii) one until such time as the KPC Ownership Percentage is reduced to less than 4%, at which time no KPC Designees shall be entitled to be so nominated.

(b) As long as SFIC Holdings has the right, pursuant to Section 35.1, to designate more than one Director, to the extent possible, each KPC Designee shall be elected or designated to different classes.

35.2 (a) As long as SFIC Holdings has the right to designate a Director pursuant to the first sentence of Section 35.1(a), subject to Section 35.1, Section 35.2(b) and Section 35.3, if a KPC Designee ceases to serve as a Director for any reason, the Nominating and Governance Committee and the Board of Directors shall exercise all authority under applicable law to cause the vacancy created by such Director ceasing to serve to be filled by the affirmative vote of a majority of the remaining Directors then in office, through the appointment of another KPC Designee.

(b) In the event that, on the date of any election of Directors by the Shareholders, (A)(i) the KPC Ownership Percentage is less than 12.5% and equal to or greater than 7.5%, and (ii) the aggregate number of KPC Designees on the Board on such date (immediately prior to such election) exceeds two, then the number of KPC Designees on the Board exceeding two shall be deemed to have resigned from the Board of Directors on such date (immediately prior to such election) such that the remaining number of KPC Designees is two and (B)(i) the KPC Ownership Percentage is less than 7.5%, and (ii) the aggregate number of KPC Designees on the Board on such date (immediately prior to such election) exceeds one, then the number of KPC Designees on the Board exceeding one shall be deemed to have resigned from the Board of Directors on such date (immediately prior to such election) such that the remaining number of KPC Designee(s) is one. Unless otherwise decided among the KPC Designees and SFIC Holdings, the KPC Designee(s) who shall resign pursuant to this Section 35.2(b) shall be the KPC Designees selected by the Nominating and Governance Committee.

35.3 Each KPC Designee shall be reasonably acceptable to the Company.

35.4 For the purposes of this Article XXXV, the members of the KPC Affiliated Group shall have the meaning set forth in Article XXXIII.

35.5 The provisions of Section 35, including, without limitation, the provisions of this Section 35.5, may only be altered or amended by a Special Resolution passed at a meeting of the Company at which a Special Quorum of Shareholders is present.

XXXVI. AMENDMENTS OF ARTICLES

36.1 Subject to the Statute and except as otherwise provided in the Articles, the Company may at any time and from time to time by Special Resolution alter or amend the Articles in whole or in part.